EXHIBIT 21.1



                                  Subsidiaries


Name                                               State of Incorporation

Milan Holding, Inc.                                     Delaware
Mylan Inc.                                              Delaware
Mylan Pharmaceuticals Inc.                              West Virginia
Mylan Caribe Inc.                                       Vermont
Bertek Pharmaceuticals Inc.                             Texas
Mylan Technologies, Inc.                                West Virginia
American Triumvirate Insurance Company                  Vermont
UDL Laboratories, Inc.                                  Illinois
Bertek Pharmaceuticals Inc. Research
  and Development Division                              Delaware



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